Exhibit 3.2b

Amendment to the By-laws of Dawn Technologies, Inc.

Effective immediately after the 1997 Annual Meeting of Stockholders of the Company, Article II, Section 8 of the By-laws of the Company is hereby amended in its entirety to read as set forth below:

    SECTION 8. BUSINESS TRANSACTED. (a) No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all the stockholders to vote thereat.

   (b) ANNUAL MEETING OF STOCKHOLDERS. (1) Nominations of persons for election to the board of Directors to be considered by the stockholders may be made at an annual meeting of stockholders (I) pursuant to the corporations notice of meeting, (ii) by or at the direction of the Board of Directors, or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving of the notice provided for in this Article II, who is entitled to vote at the meeting and who compiled with the notice procedures set forth in this
Section 8.

   (2) For nominations to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (b)(1) of this section 8, the stockholder must have given notice thereof in writing to the secretary of the corporation. To be timely, a stockholders notice shall be delivered to the secretary at the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such notice shall set forth (I) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to regulation 14A under the securities Exchange Act of 1934, as amended (the "Exchange Act") (including such persons written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, (x) the name and address of such stockholder, as they appear on the corporations books, and of such beneficial owner and (y) the number of shares of stock of the corporation which are beneficially and of record by such stockholder and such beneficial owner.

   (3) Notwithstanding anything in the second sentence of paragraph (b)(2) of this section 8 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for directors or specifying the size of the increased Board of Directors made by the corporation at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholders notice required by this section 8(b) shall also considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive offices of the corporation not later than the close of business on the tenth day on which such public announcement is first made by the corporation.

   (c) SPECIAL MEETINGS OF STOCKHOLDERS. Nominations of persons for election to the Board of Directors may be made at a special meeting of the stockholders at which directors are to be elected (I) pursuant to the corporations notice of meeting, (ii) by or at the direction of the Board of Directors, or (iii) provided that the Board of Directors has determined that directors shall be elected at such special meeting by any stockholder of the corporation who was a stockholder of record at the time of giving of notice provided for in this article 11 who is entitled to vote at this meeting and who compiled with the notice procedures set forth in this section 8(c). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons ( as the case may be) for election to such position as specified in the corporations notice of meeting, if the stockholder notice containing the information required by paragraph (b)(2) of this Section 8 shall be delivered to the secretary at the principal executive offices of the corporation not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the directors to be elected at such meeting.

   (d) GENERAL. (1) Only such persons who are nominated in accordance with the procedures set forth in this section 8 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this section 8. The presiding officer of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this section 8 and, if any proposed nomination or business is not in compliance with this section 8, to declare that such defective nomination or proposal be disregarded.

                (2) For purposes of this section 8, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable news service or document publicly filed by the corporation with the Securities and Exchange Commission pursuant to sections 13,14 or 15(d) of the Exchange Act.

                (3) Notwithstanding the foregoing provisions of this section 8, a stockholder shall also comply with all applicable requirements of the state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 8. Nothing in this Section 8 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation's proxy statement pursuant to rule 14a-8 under the exchange act.


                                      -14-